Exhibit 5.1
June 29, 2009
F5 Networks, Inc.
501 Elliott Avenue West
Seattle, Washington 98119

Re:	Registration Statement on Form S-8 Relating to the F5 Networks, Inc. 2005 Equity Incentive Plan (as amended, the “2005 Plan”) and the F5 Networks, Inc. 1999 Employee Stock Purchase Plan (as amended, the “ESPP”)
Ladies and Gentlemen:
          We have acted as counsel to F5 Networks, Inc., a Washington corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), for the registration of (a) 5,000,000 shares of the Company’s common stock, no par value (“Common Stock”), available for issuance under the 2005 Plan and (b) 2,000,000 shares of Common Stock available for issuance under the ESPP (such shares available for issuance under the 2005 Plan and the ESPP, collectively, the “Shares”). In connection therewith, we have reviewed the Registration Statement, the Company’s Articles of Incorporation, Bylaws, minutes of appropriate meetings of the Board of Directors of the Company, and copies of the 2005 Plan and the ESPP, and we have made such other investigation as we have deemed appropriate. As to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
          Our opinion set forth below is limited to the Washington Business Corporation Act.
          Based on that review and subject to the foregoing, it is our opinion that the Shares will be, when issued and paid for pursuant to and in accordance with the terms of the 2005 Plan or ESPP and any award agreement thereunder, as applicable, validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ K&L GATES LLP